Exhibit 99.1

CONTACT:

Steve Handy, Senior Vice President and Chief Financial Officer
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Kirtland
(415) 896-6820
dsherk@evcgroup.com

SM&A Provides Preliminary Fourth Quarter 2006 Results

Revenue Expected to Increase Approximately 14% over 2005 Fourth Quarter

NEWPORT BEACH, CA—(MARKET WIRE)—February 1, 2007 — SM&A (NasdaqNM: WINS - News), the world’s leading provider of services which helps its clients win competitive procurements and perform on complex programs and projects which they win, today provided preliminary results for the fourth quarter ended December 31, 2006.  The Company expects to report fourth quarter and full year 2006 financial results at the close of market on March 1, 2007.

The Company currently expects revenue for the fourth quarter to be approximately $18.7 million, an increase of approximately 14% over the fourth quarter of 2005.  The gross margin is expected to be approximately 39%.  During the quarter, the Company recorded non-routine expenses of approximately $100,000 related to previously announced cost reduction initiatives and expects to benefit from these cost reductions in fiscal year 2007.  The Company anticipates that its net income per share, including the non-routine expenses, will be approximately $0.04 for the 2006 fourth quarter.  These results are consistent with the Company’s updated 2006 guidance provided on November 6, 2006.

“Successful execution of our strategy enabled us to return to growth during the fourth quarter,” said Cathy McCarthy, President and COO. “Our year-over-year and sequential revenue growth was largely due to higher revenue from our competition management operations and reflects increased business from our aerospace and defense customers.  Our fourth quarter momentum has continued into the first quarter and, as a result, we are positioned for a strong first quarter of 2007,” Ms. McCarthy concluded.

Safe Harbor Statement

The statements in this news release that refer to expectations for the fourth quarter and fiscal year 2006 and first quarter of 2007 are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s Competition Management and Program Services services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2005. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

About SM&A

SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.